EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)
GROVE COLLABORATIVE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (2)	Class A common stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	850,000	$2.20 (3)	$1,870,000	.00011020	$206.07

Total Offering Amounts					$1,870,000		$206.07
Total Fee Offsets							-
Net Fee Due							$206.07

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Consists of shares of Class A Common Stock issuable upon vesting and settlement of restricted stock unit awards to be granted on August 16, 2023 as “employment inducement awards” in reliance on New York Stock Exchange Listed Company Manual Rule 303A.08.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Class A Common Stock, as quoted on the New York Stock Exchange, on August 11, 2023.